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                                                                    EXHIBIT 4F


                                 THIRD AMENDMENT
                   TO AMENDED AND RESTATED CREDIT AGREEMENT


      THIS THIRD AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT, dated as of January 19, 2001, is by and among FIRST UNION NATIONAL BANK, a national banking association, with an office at Broad and Walnut Streets, Philadelphia, Pennsylvania 19109 (the "Bank"), SELAS CORPORATION OF AMERICA, a Pennsylvania business corporation with offices located at 2034 Limekiln Pike, Dresher, Pennsylvania 19025 ("Selas" or the 'Borrower'), DEUER MANUFACTURING, INC., an Ohio business corporation with offices located at 2985 Springboro West, Dayton, Ohio 45439 ("Deuer"), RESISTANCE TECHNOLOGY, INC., a Minnesota business corporation with offices located at 1260 Red Fox Road, Arden Hills, Minnesota 55112 ("RTI"), RTI EXPORT, INC., a Barbados corporation with offices located at c/o 2034 Limekiln Pike, Dresher, Pennsylvania 19025 ('RTIE') and RTI ELECTRONICS, INC., a Delaware corporation with offices located at 1800 Via Burton Street, Anaheim, California 92806 ('RTI Electronics', and together with Deuer, RTI and RTIE, the 'Guarantors')

                                    BACKGROUND

      A. The Bank, the Borrower and the Guarantors entered into an Amended and Restated Credit Agreement dated as of July 31, 1998, as amended by an Amendment dated as of June 30, 1999 and a Second Amendment dated as of July 7, 2000 (as so amended, the "Credit Agreement"), pursuant to which the Bank has agreed to make available to the Borrower a revolving credit facility in a maximum principal amount of $6,000,000 in addition to the existing term loans referred to therein (collectively, the "Existing Loans").

      B. The Existing Loans are evidenced by the following promissory notes of the Borrower: (a) a Term Note C dated as of February 21, 1997 in the original principal amount of $3,500,000, (b) a Term Note D dated as of June 30, 1999 in the original principal amount of $900,000, and (c) an Amended and Restated Revolving Credit Note dated as of July 7, 2000 in the principal amount of $6,000,000 (collectively, the "Existing Notes").

      C. The Credit Agreement, the Existing Notes, and all of the documents, instruments and agreements executed and delivered in connection therewith, together with all amendments and modifications thereto, shall be referred to hereinafter as the "Loan Documents."

      D. The Bank, the Borrower and the Guarantors desire to (i) decrease the amount of the revolving credit facility from $6,000,000 to $4,500,000,
(ii) provide for a new term loan to the Borrower in the amount of $2,000,000,
(iii) provide for a new term loan facility to the Borrower in the maximum amount of 1,700,000 Singapore Dollars ("Singapore $"), and (iv) amend the terms of the Loan Documents in certain other respects, all as provided herein.

      NOW, THEREFORE, incorporating the foregoing Background herein by reference and for other good and valuable consideration, the receipt and legal sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

      1. DEFINED TERMS. Terms used herein which are capitalized but not defined herein shall have the meanings ascribed to such terms in the Credit Agreement.

      2.    AMENDMENTS.

      (a) Section 1.1 of the Credit Agreement is hereby amended by adding the following defined terms which shall appear in alphabetical order:

                  "Singapore Dollar Loan" means a Loan which bears
            interest based on the Singapore Dollar Offer Rate for the applicable Interest Period.

                  "Singapore Dollar Offer Rate" means, with respect to each
            day during each Interest Period pertaining to a Singapore Dollar Loan, the rate per annum at which prime banks offer to make deposits in Singapore dollars available to other prime banks for a period equal to the relevant Interest Period, as quoted at Reuters Page QASEANFIX=SG relating to off-shore funding, as of 11:00 a.m., London time, on the day that is three (3) Business Days prior to the commencement of such Interest Period (or if not so reported, then as determined by the Bank from another recognized source of interbank quotation).

                  "Term Loan E" means the term loan made pursuant
            to Section 2.1(d) of this Agreement.

                  "Term Note E" means the promissory note of the
            Borrower dated January 19, 2001 payable to the order of the Bank in the principal amount of $2,000,000, in substantially the form of Exhibit A attached to the Third Amendment, to be delivered to the Bank by the Borrower pursuant to Section 5(b) of such Amendment, as such Note may be amended, modified, extended or restated from time to time.

                  "Term Loan F" means the term loan made pursuant
            to Section 2.1(e) of this Agreement.

                  "Term Note F" means the promissory note of the
            Borrower dated January 19, 2001 payable to the order of the Bank in the principal amount of Singapore $1,700,000, in substantially the form of Exhibit B attached to the Third Amendment, to be delivered to the Bank by the Borrower pursuant to Section 5(b) of the Third Amendment, as such Note may be amended, modified, extended or restated from time to time.

                  "Third Amendment" means the Third Amendment to
            this Credit Agreement dated as of January 19, 2001, among the Borrower, the Guarantors and the Bank.

                  (b)   Section 1.1 of the Credit Agreement is
hereby amended by amending and restating the following defined terms as follows:

                  "Interest Period" means, with respect to any LIBOR
            Loan or Singapore Dollar Loan:

                        (a)  initially, the period commencing on, as
            the case may be, the date of borrowing or conversion with respect to such LIBOR Loan or Singapore Dollar Loan and ending one, two or three months (or in the case of Singapore Dollar Loans only, six months) thereafter as selected by the Borrower (i) in the case of LIBOR Loans, in its notice of borrowing as provided in Section 2.6 or its notice of conversion as provided in Section 2.5(c)(ii), or (ii) in the case of Singapore Dollar Loans, in its notice of borrowing or notice of conversion as provided in Section 2.1(e); and

                        (b)  thereafter, each period commencing on
            the last day of the next preceding Interest Period applicable to such LIBOR Loan or Singapore Dollar Loan and ending one, two or three months (or in the case of Singapore Dollar Loans only, six months) thereafter as selected by the Borrower by irrevocable notice to the Bank not less than three (3) Business Days prior to the last day of the then current Interest Period with respect to such LIBOR Loan or Singapore Dollar Loan;

            provided that the foregoing provisions relating to Interest Periods are subject to the following:

                        (i) if any Interest Period pertaining to a
            LIBOR Loan or Singapore Dollar Loan would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into the next calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

                        (ii) any Interest Period pertaining to a
            LIBOR Loan or Singapore Dollar Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

                        (iii) the Borrower may not select any
            Interest Period which ends after the Revolving Credit
            Termination Date.

                  'Revolving Credit Commitment' means the maximum
            aggregate principal amount which the Bank has agreed to advance to the Borrower under the Revolving Credit Facility, which from and after the effective date of the Third Amendment shall be $4,500,000.

                  'Revolving Credit Note' means the Amended and
            Restated Revolving Credit Note of the Borrower dated January 19, 2001, payable to the order of the Bank in a principal amount equal to the amount of the Revolving Credit Commitment, in substantially the form of Exhibit C to the Third Amendment, as such Note may be amended, modified, extended or restated from time to time. The Revolving Credit Note evidences the same indebtedness that is evidenced by the Amended and Restated Revolving Credit Note of the Borrower dated July 7, 2000 payable to the order of the Bank in the original principal amount of $6,000,000 (the "Prior Note") and amends and restates the Prior Note in its entirety and shall be substituted therefor. Notwithstanding anything herein to the contrary, all interest and other obligations of the Borrower under the Prior Note accrued prior to or on the date of the execution and delivery of the Revolving Credit Note but remaining unpaid shall not be discharged and shall be due and payable in accordance with the terms of the Prior Note.

                  "Revolving Credit Termination Date" means the
            earlier of (i) January 31, 2002 (as such date may be extended from time to time in accordance with Section
            2.8 hereof) or (ii) the date on which the Revolving Credit Commitment is terminated pursuant to Section
            9.2 hereof.

                  "Term Loans" means Term Loan C, Term Loan D,
            Term Loan E and Term Loan F.

                  "Term Notes" means Term Note C, Term Note D,
            Term Note E and Term Note F.

      In addition, Schedule I-B of the Credit Agreement shall be amended to add RTI Technologies Pte. Ltd. and Lectret Precision Pte. Ltd. as foreign subsidiaries.

      (c) Section 2.1 of the Credit Agreement is hereby amended by adding the following new subsections (d) and (e) after subsection (c):

                  (d) Term Loan E. On the effective date of the Third Amendment, the Bank will make a term loan to the Borrower in the principal amount of $2,000,000 ("Term Loan E"). Any amounts of Term Loan E that are repaid or prepaid may not be reborrowed hereunder.

                  (e) Term Loan F. From and after the effective date of the Third Amendment, until July 15, 2002, the Borrower may make draws under a term loan facility up to a maximum principal amount of Singapore $1,700,000 ("Term Loan F"). The Bank will make an initial advance of Singapore $700,000 to the Borrower under Term Loan F on the effective date of the Third Amendment. The balance of Term Loan F will be advanced to the Borrower pursuant to draws by the Borrower in accordance with Schedule 1 to the Third Amendment. Not more than two draw requests may be made by the Borrower during any draw period. The Borrower shall give the Bank not less than three (3) Business Days written notice of (A) any proposed borrowing of a Singapore Dollar Loan and (B) the conversion of a Singapore Dollar Loan into another Singapore Dollar Loan. In the case of a borrowing of a Singapore Dollar Loan, each such notice shall specify (A) the date of such borrowing, which shall be within the related draw period as set forth in
            Schedule 1 to the Third Amendment, (B) the amount of such borrowing, which shall not cause the total amount of Singapore Dollar Loans to exceed the amount for the related draw period set forth in the "Cumulative Amount" column of Schedule 1 to the Third Amendment, (C) the Interest Period for such Singapore Dollar Loan, and (D) instructions regarding where the Bank should deposit or transfer the proceeds of such borrowing to or for the account of the Borrower. In the case of a conversion of a Singapore Dollar Loan, each such notice shall specify
            (A) the date of such conversion, which shall be on the last day of the Interest Period for such Singapore Dollar Loan, and (B) the Interest Period for the new Singapore Dollar Loan into which the old Singapore Dollar Loan is to be converted. Each notice of borrowing or conversion shall be irrevocable and binding upon the Borrower. Any amounts of Term Loan F that are repaid or prepaid may not be reborrowed hereunder. All Singapore Dollar Loans will be advanced by the Bank from its offices in London, England.

      (d) Section 2.2 of the Credit Agreement is hereby amended by adding new subsections 2.2.2 and 2.2.3 after Section 2.2.1:

                  2.2.2  Term Loan E.  The indebtedness of the
            Borrower under Term Loan E shall be evidenced by Term
            Note E.

                  2.2.3  Term Loan F.  The indebtedness of the
            Borrower under Term Loan F shall be evidenced by Term
            Note F.

      (e) Section 2.3 of the Credit Agreement is hereby amended by adding the following new subsections 2.3.2 and 2.3.3 after Section 2.3.1:

                  2.3.2  Term Loan E.  Funds advanced under Term
            Loan E shall be used by the Borrower to repay
            $2,000,000 of the outstanding advances under the Revolving Credit Facility.

                  2.3.3  Term Loan F.  The initial advance of
            Singapore $700,000 under Term Loan F shall be applied to reduce or pay off the outstanding advances under the Revolving Credit Facility that were previously used by the Borrower to pay a portion of the purchase price for the acquisition of Lectret Precision Pte. Ltd. by RTI Technologies Pte. Ltd., which is a subsidiary of RTI. All subsequent advances under Term Loan F shall be used by the Borrower to pay additional installments of the purchase price of such acquisition.

      (f) Section 2.4 of the Credit Agreement is hereby amended by adding the following new subsections (e) and (f) after subsection (d):

                  (e)  Term Loan E.

                           (i)   Scheduled Payments.  Term Loan E
            shall be payable in fifty-nine (59) consecutive monthly principal installments of $33,333.33 each, commencing March 1, 2001 and continuing on the first day of each month thereafter, and a final, sixtieth
            (60th) installment of the remaining principal balance of Term Loan E, together with all interest accrued thereon and all fees and costs payable in connection therewith, due and payable on February 1, 2006.

                            (ii)  Optional Prepayments. The
            Borrower may prepay Term Loan E in whole at any time or in part from time to time; provided, however, that
            (A) any such prepayment shall be applied to the outstanding principal of Term Loan E in the inverse order of maturity of the installments thereof, and
            (B) any such prepayment shall be accompanied by any additional payment required to compensate the Bank for any loss, cost or expense incurred as a result of such prepayment as provided in Section 2.14 hereof and any amount due in connection with the termination of any Swap Agreement entered into for purposes of hedging Term Loan E.

                           (iii)  Swap Agreements.  Any
            prepayment of Term Loan E shall not release the obligations of the Borrower under any Swap Agreement.

                  (f)  Term Loan F.

                           (i)   Scheduled Payments.  Term Loan F
            shall be payable in forty-one (41) equal consecutive monthly principal installments, which shall be determined by dividing the principal amount of Term Loan F as of July 31, 2002 by 42, commencing September 1, 2002 and continuing on the first day of each month thereafter, and a final, forty-second
            (42nd) installment of the remaining principal balance of Term Loan F, together with all interest accrued thereon and all fees and costs payable in connection therewith, due and payable on February 1, 2006.

                            (ii)  Optional Prepayments. The
            Borrower may prepay Term Loan F in whole at any time or in part from time to time; provided, however, that
            (A) any such prepayment shall be applied to the outstanding principal of Term Loan F in the inverse order of maturity of the installments thereof, and
            (B) any such prepayment shall be accompanied by any additional payment required to compensate the Bank for any loss, cost or expense incurred as a result of such prepayment as provided in Section 2.14 hereof and any amount due in connection with the termination of any Swap Agreement entered into for purposes of hedging Term Loan F.

                           (iii)  Swap Agreements.  Any
            prepayment of Term Loan F shall not release the obligations of the Borrower under any Swap Agreement.

                           (iv)  Payments on Singapore Dollar
            Loans. Notwithstanding any provision to the contrary contained in this Agreement or the other Loan Documents, all payments of principal, interest and any other amounts due in respect of Singapore Dollar Loans shall be made in Singapore Dollars in immediately available funds on a Business Day at the offices of the Bank in London, England.

      (h) Section 2.5 of the Credit Agreement is hereby further amended by adding the following new subsections (e) and (f) after subsection (d):

                  (e)  Term Loan E. In the absence of an Event of
            Default or Default hereunder, the outstanding principal balance of Term Loan E shall bear interest at the following interest rate (in each case calculated on the basis of a 360-day year and the actual number of days elapsed):

                           (i)  Each portion of Term Loan E which
            is a LIBOR Market Interest Loan shall bear interest at the LIBOR Market Index Rate plus 150 basis points (1.50%), payable by the Borrower monthly on the first day of each month and upon the maturity of Term Loan E.

                           (ii)  Each portion of Term Loan E
            which is a LIBOR Loan shall bear interest at the LIBOR Adjusted Rate for such LIBOR Loan plus 150 basis points (1.50%), payable by the Borrower on the last day of the applicable Interest Period and upon the maturity of Term Loan E.

                  (f)  Term Loan F.

                           (i)  In the absence of an Event of
            Default or Default hereunder, each Singapore Dollar Loan comprising Term Loan F shall bear interest at the Singapore Dollar Offer Rate for such Singapore Dollar Loan plus 150 basis points (1.50%), payable by the Borrower on the last day of the applicable Interest Period and upon the maturity of Term Loan
            F. Interest shall be calculated on the basis of a 360-day year and the actual number of days elapsed.

                           (ii)  If the Borrower shall fail to
            select the duration of any Interest Period for any Singapore Dollar Loan in accordance with the provisions of this Agreement, the Bank will forthwith so notify the Borrower, whereupon such Singapore Dollar Loan will automatically, on the last day of the Interest Period therefor, convert into a Singapore Dollar Loan having a one-month Interest Period.

The references in the former subsection 2.5(e) (which shall be redesignated as subsection 2.5(g)) to "subsections (a), (b), (c) and (d)" and "Sections 2.5(a), (b), (c) and (d)" shall be amended to read "subsections (a), (b),
(c), (d), (e) and (f)" and "Sections 2.5(a), (b), (c), (d), (e) and (f)",
respectively.

4.    FACILITY FEES.

            (a) On the date of execution of this Amendment, the Borrower shall pay to the Bank a nonrefundable facility fee for Term Loan E (the "Term Loan E Facility Fee") equal to one-quarter percent (0.25%) of the original principal amount of Term Loan E.

            (b) On the date of execution of this Amendment, the Borrower shall pay to the Bank a nonrefundable facility fee for Term Loan F (the "Term Loan F Facility Fee") equal to one-quarter percent (0.25%) of the maximum principal amount of Term Loan F.

      5. CONDITIONS PRECEDENT. The effectiveness of this Amendment and the Bank's obligations hereunder are conditioned upon the satisfaction of the following conditions precedent:

            (a) The Borrower and Guarantors shall have delivered to the Bank this Amendment, duly executed by Borrower and each of the Guarantors.

            (b) The Borrower shall have delivered to the Bank Term Note E, Term Note F and the Revolving Credit Note, each dated as of the date hereof, duly executed by the Borrower;

            (c) The Bank shall have received an opinion of counsel from Drinker Biddle & Reath, counsel for the Borrower and Guarantors, in form and substance satisfactory to the Bank and its counsel;

            (d) The Borrower shall have paid the Term Loan E Facility Fee and Term Loan F Facility Fee to the Bank;

            (e) All proceedings required to be taken by the Borrower and Guarantors in connection with the transactions contemplated by this Amendment shall be satisfactory in form and substance to the Bank and its counsel, and the Bank shall have received all such counterpart originals or certified or other copies of such documents as the Bank may reasonably request;

            (f) The Borrower and Guarantors shall have executed and delivered to the Bank such other documents, instruments and agreements as the Bank may reasonably request.

      6. REPRESENTATIONS, WARRANTIES AND COVENANTS. In order to induce the Bank to enter into this Amendment, the Borrower and Guarantors each hereby represent, warrant and covenant to the Bank as follows:

            (a) The representations and warranties contained in the Loan Documents are true and correct on and as of the date of this Amendment and, after giving effect hereto, no Event of Default (other than those that have been waived in writing by the Bank) will be in existence or will occur as a result of giving effect hereto.

            (b) The execution, delivery and performance of this Amendment will not violate any provision of any law or regulation or of any writ or decree of any court or governmental instrumentality, of the Borrowers or of any of the Guarantors' certificates or articles of incorporation, by-laws or other similar organizational documents.

            (c) The Borrower and each of the Guarantors have the power to execute, deliver and perform this Amendment and each of the documents, instruments and agreements to be executed and/or delivered in connection herewith and have taken all necessary action to authorize the execution, delivery and performance of this Amendment and each of the documents, instruments and agreements executed and/or delivered in connection herewith and the performance of the Credit Amendment as amended hereby.

            (d) The execution, delivery and performance of this Amendment and each of the documents, instruments and agreements to be executed and/or delivered in connection herewith does not require the consent of any other party or the consent, license, approval or authorization of, or registration or declaration with, any governmental body, authority, bureau or agency and the Loan Documents, this Amendment and each of the documents, instruments and agreements executed and/or delivered in connection herewith constitute legal, valid and binding obligations of the Borrower and each of the Guarantors, enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and except as enforcement may be subject to general equitable principles.

      7. REAFFIRMATION BY BORROWER AND GUARANTORS. Except as amended hereby, all of the terms, covenants and conditions of the Credit Agreement and each of the other Loan Documents (including, but not limited to, provisions relating to any authority granted to the Bank to confess judgment against the Borrower, Guarantors, or any of them, and any waiver of the right to trial by jury) are ratified, reaffirmed and confirmed and shall continue in full force and effect as therein written and are not intended to be reenacted as of the above date, but rather to be effective as of the original date of such documents. The Borrower and each of the Guarantors hereby reaffirm and ratify all of the terms, covenants, and conditions contained in each of their respective guarantees and confirms that such guarantees are binding and enforceable against the parties thereto as if such guarantees had been executed as of the date hereof. The Borrowers and each Guarantor hereby acknowledge and agree that the term "Obligations," as defined in their respective Security Agreements and Guaranty and Suretyship Agreements (and, as to RTI, its Patent and Trademark Security Agreement), includes all of the obligations of Borrower under Term Note E and Term Note F (in addition to the obligations of the Borrower under Term Note C, Term Note D and the Revolving Credit Note) and all of their respective obligations under the Loan Documents as amended by this Amendment.

      8. BINDING EFFECT. This Amendment shall be binding upon and inure to the benefit of the Borrower, the Guarantors and the Bank and their respective heirs, executors, administrators, successors and assigns; provided, however, that the Borrower and/or the Guarantors may not assign any of their rights, nor delegate any of their obligations, under this Amendment without the prior written consent of the Bank and any purported assignment or delegation absent such consent shall be void.

      9. COUNTERPARTS; EFFECTIVENESS. This Amendment may be executed in any number of counterparts and by the different parties on separate counterparts. Each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute one and the same agreement. This Amendment shall be deemed to have been executed and delivered when the Bank has received counterparts hereof executed by all parties listed on the signature page(s) hereto.

      10. AMENDMENT AND WAIVER. No amendment of this Amendment, and no waiver of any one or more of the provisions hereof shall be effective unless set forth in a writing and signed by the parties hereto.

      11. GOVERNING LAW. This Amendment shall be governed by and construed in accordance with the internal laws of the Commonwealth of Pennsylvania.

      12. SEVERABILITY. Any provision of this Amendment that is held to be inoperative, unenforceable, voidable or invalid in any jurisdiction shall, as to that jurisdiction, be ineffective, unenforceable, void or invalid without affecting the remaining provisions in that or any other jurisdiction, and to this end the provisions of this Amendment are declared to be severable.

      13. JUDICIAL PROCEEDINGS. Each party to this Amendment agrees that any suit, action or proceeding, whether claim or counterclaim, brought or instituted by any party hereto or any successor or assign of any party, on or with respect to this Amendment, the documents, instruments and agreements executed in connection herewith, the Loan Documents or the dealings of the parties with respect hereto and thereto, shall be tried only by a court and not by a jury. EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY SUCH SUIT, ACTION OR PROCEEDING. Further, each party waives any right it may have to claim or recover, in any such suit, action or proceeding, any special, exemplary, punitive or consequential damages or damages other than, or in addition to, actual damages. THE BORROWER AND THE GUARANTORS ACKNOWLEDGE AND AGREE THAT THIS
SECTION IS A SPECIFIC AND MATERIAL ASPECT OF THIS AGREEMENT AND THAT THE BANK WOULD NOT ENTER INTO THIS AGREEMENT IF THE WAIVERS SET FORTH IN THIS SECTION WERE NOT A PART OF THIS AGREEMENT.

      14. EXPENSES. The Borrower agrees to pay all reasonable costs and expenses of the Bank, including without limitation the costs incurred by the Bank for regulatory compliance audits, environmental investigations, reasonable fees and costs of its legal counsel, filing and recording costs, and other expenses incurred in connection with the preparation, execution and delivery of this Amendment and the transactions contemplated hereby.


                    [SIGNATURES APPEAR ON FOLLOWING PAGES]



      IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the day and year first above written.

                                    SELAS CORPORATION OF AMERICA
Attest:

By:                                 By:
Name:   Judith L. Gatens            Name:   Francis A. Toczylowski
Title:  Assistant Secretary         Title:  Vice President & Treasurer


                                    DEUER MANUFACTURING, INC.
Attest:

By:                                 By:
Name:   Judith L. Gatens            Name:   Robert W. Ross
Title:  Assistant Secretary         Title:  Vice President & Treasurer


                                    RESISTANCE TECHNOLOGY, INC.
Attest:

By:                                 By:
Name:   Judith L. Gatens            Name:   Robert W. Ross
Title:  Assistant Secretary         Title:  Vice President & Treasurer


                                    RTI EXPORT, INC.
Attest:

By:                                 By:
Name:   Judith L. Gatens            Name:   Francis A. Toczylowski
Title:  Assistant Secretary         Title:  Vice President


                                    RTI ELECTRONICS, INC.
Attest:

By:                                 By:
Name:   Robert W. Ross              Name:   Stephen F. Ryan
Title:  Secretary                   Title:  Chairman



                                    FIRST UNION NATIONAL BANK

                                    By:
                                    Name:
                                    Title:


                                  SCHEDULE 1

                          Term Loan F Draw Schedule



                                    Scheduled                 Cumulative
                                 Amount of Draw                 Amount
                                 (Singapore $)               (Singapore $)
 Draw Period

 Effective Date of
 Third Amendment                         700,000                   700,000

 From February 1, 2001
 to March 31, 2001                 up to 250,000                   950,000

 From April 1, 2001
 to June 30, 2001                  up to 250,000                 1,200,000

 From July 1, 2001
 to March 31, 2002                 up to 250,000                 1,450,000

 From April 1, 2002
 to July 15, 2002                  up to 250,000                 1,700,000


       TOTAL                     up to 1,700,000